================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 22)*


                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
                     ---------------------------------------
                                (Name of Issuer)

                         COMMON STOCK $.12-1/2 PAR VALUE
                         -------------------------------
                          (Title of Class of Securities)

                                   459506 10 1
                                 --------------
                                 (Cusip Number)


                                 Not Applicable
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [  ]  Rule 13d-1(b)

     [  ]  Rule 13d-1(c)

     [ X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

                        (Continued on following page(s))

                                Page 1 of 4 Pages
                                    ---  ---

CUSIP No. 459506 10 1            13G            PAGE  2  OF  4 PAGES
          -----------                                ---    ---

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Henry G. Walter, Jr. (deceased)
    Mr. Walter died November 11, 2000.
-----------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                             (b) /x/
-----------------------------------------------------------------------
 3  SEC USE ONLY

-----------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.
-----------------------------------------------------------------------
                  5     SOLE VOTING POWER
   NUMBER OF

    SHARES                See Item 1
                 ------------------------------------------------------
 BENEFICIALLY     6     SHARED VOTING POWER

   OWNED BY
                         See Item 1
     EACH        ------------------------------------------------------

   REPORTING      7     SOLE DISPOSITIVE POWER

    PERSON               See Item 1
                 ------------------------------------------------------
     WITH         8     SHARED DISPOSITIVE POWER

                         See Item 1
-----------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     See Item 1
-----------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
    CERTAIN SHARES*

-----------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    See Item 1
-----------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

       IN
-----------------------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  Schedule 13 G

                    Under the Securities Exchange Act of 1934



    Check the following box if a fee is being paid with this statement. / /

    Item 1 (a)   Name of Issurer:
                 --------------------

                 International Flavors & Fragrances Inc.

    Item 1 (b)   Address of Issuer's Principal
                 -----------------------------
                 Executive Offices:
                 -----------------

                 521 West 57th Street
                 New York, New York 10019

    Item 2 (a)   Name of Person Filing:
                 ---------------------

                 Henry G. Walter, Jr. (deceased).
                 Mr. Walter died November 11, 2000

    Item 2 (b)   Address of principal business office
                 ------------------------------------
                 or, if none, residence:
                 ----------------------

                 509 Madison Avenue - Suite 1216
                 New York, New York 10022

    Item 2 (c)   Citizenship:
                 -----------
                 U.S.A.

    Item 2 (d)   Title of Class of Securities:
                 ----------------------------
                 Common Stock $.12-1/2 par value

    Item 2 (e)   CUSIP Number:
                 ------------
                 459506 10 1

    Item 3       If this statement is filed pursuant to Rules 13
                 -----------------------------------------------
                 13 d-1 (b) or 13 d-2 (b) check whether the
                 ------------------------------------------
                 person filing is a:
                 -------------------

                 Not applicable

    Item 4       Ownership:
                 ---------

           (a)   Amount Beneficially Owned

                  See Item 2(a)

           (b)   Percent of Class

                  See Item 2(a)




                                    Page 3 of 4 Pages

           (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote:
                      See Item 2(a)

               (ii)   shared power to vote or to direct the vote:
                      See Item 2(a)

              (iii)   sole power to dispose or to direct the disposition
                      of:       See Item 2(a)

               (iv) shared power to dispose or to direct the disposition of: See Item 2(a)


    Item 5     Ownership of Five Percent or Less of a Class
               --------------------------------------------

               Not Applicable

    Item 6     Ownership of More than Five Percent on Behalf of
               ------------------------------------------------
               Another Person
               --------------

               Not Applicable
               See Item 2(a)


    Item 7     Identification and Classification of the
               ----------------------------------------
               Subsidiary Which Acquired the Security Being
               --------------------------------------------
               Reported on by the Parent Holding Company
               ------------------------------------------

               Not Applicable


    Item 8     Identification and Classification of Members
               --------------------------------------------
               of the Group
               ------------

               Not Applicable


    Item 9     Notice of Dissolution of Group
               ------------------------------

               Not Applicable


    Item 10    Certification
               -------------

               Not Applicable


Signature

     After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.



February 6, 2001
------------------------------
Date


       GEORGE ROWE, JR.
------------------------------
          Signature


George Rowe, Jr.
Executor of estate of Henry G. Walter, Jr.
------------------------------------------
Name/Title



JH2:L5-L6




                                    Page 4 of 4 Pages